Exhibit (a)(1)(D)

FIDELITY NATIONAL FINANCIAL, INC.

OFFER TO PURCHASE FOR CASH

UP TO $185,000,000 IN VALUE OF SHARES OF ITS

FNFV GROUP COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $15.40

NOR LESS THAN $14.30 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FRIDAY, MARCH 20, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

February 23, 2015

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Fidelity National Financial, Inc., a Delaware corporation (“FNF” or the “Company”) is sending this communication in connection with the Company’s offer to purchase for cash, using cash attributed to its FNFV Group, up to $185,000,000 in value of shares of its FNFV Group common stock, par value $0.0001 per share (the “Shares”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $15.40 nor less than $14.30 per Share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase, dated February 23, 2015 (the “Offer to Purchase”) and in the related Letter of Transmittal (which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”), receipt of which is hereby acknowledged. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

After the Expiration Time, FNF will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will be not less than $14.30 and not more than $15.40 per Share, that the Company will pay for Shares validly tendered in the Offer and not validly withdrawn. The Purchase Price will be the lowest price per Share of not less than $14.30 and not more than $15.40 that will enable the Company to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $185,000,000. Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $185,000,000 are validly tendered and not validly withdrawn, FNF will buy all Shares validly tendered and not validly withdrawn. Because of the proration, “odd lot” priority and conditional tender provisions described in the Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares having an aggregate purchase price of $185,000,000 are validly tendered at or below the Purchase Price and not validly withdrawn.

Only Shares properly tendered and not properly withdrawn will be purchased. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders will be returned at the Company’s expense to the stockholders who tendered such Shares promptly after the Expiration Time.

On the terms and subject to the conditions of the Tender Offer, if more than $185,000,000 in value of Shares (or such greater value of Shares as the Company may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, the Company will purchase Shares at the Purchase Price: first, FNF will purchase all Odd Lots of less than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference); second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, FNF will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until FNF has acquired $185,000,000 in value of Shares; and third, only if necessary to permit FNF to purchase $185,000,000 in value of Shares (or such greater value of Shares as FNF may elect to purchase, subject to applicable law), FNF will purchase Shares at the Purchase Price from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Time.

In accordance with the rules of the Securities and Exchange Commission, in the event that more than $185,000,000 of Shares are tendered in the Offer at or below the Purchase Price, FNF may exercise its right to amend the Offer to purchase up to an additional 2% of outstanding Shares without extending the Expiration Time. FNF also expressly reserves the right, in its sole discretion, to elect to purchase more than $185,000,000 in value of Shares in the Offer subject to applicable law. See Section 1 and 15 of the Offer to Purchase.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase dated February 23, 2015;

2. The Letter of Transmittal (including Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on the accompanying IRS Form W-9) for your use and for the information of your clients, together with the accompanying IRS Form W-9;

3. The Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if the procedure for book-entry transfer cannot be completed by the Expiration Time or if all other required documents cannot be delivered to the Depositary by the Expiration Time;

4. A printed form of letter which you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients’ instructions with regard to the Offer; and

5. A return envelope addressed to Continental Stock Transfer & Trust Company, as Depositary for the Offer.

Certain conditions of the Offer are described in Section 7 of the Offer to Purchase. The Offer is not conditioned on any minimum number of shares being tendered.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on Friday, March 20, 2015, unless the Offer is extended.

For Shares to be tendered properly pursuant to the Offer:

(a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or (in the case of book-entry transfer) an “Agent’s Message” (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal, must be received before the Expiration Time by the Depositary; or

(b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

FNF will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, banks and other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee stockholders and not directly to the Depositary. FNF will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. FNF will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5 of the Offer to Purchase.

Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the Offer should be addressed to Georgeson Inc., as Information Agent, at 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310, or call toll-free at (800) 261-1047.

Very truly yours,

Fidelity National Financial, Inc.

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF FNF, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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